Exhibit 5.16

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re:	Registration Statement on Form S-4
SEC File No. 333-175594

Ladies and Gentlemen:

We have been retained as special Maine counsel to Burlington Coat Factory of Maine, LLC, a Maine limited liability company (“BCF of Maine”). This opinion letter is being delivered to you in connection with the proposed issuance by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by various subsidiary guarantors (including BCF of Maine) (the “Guarantors”), pursuant to the above-referenced Registration Statement filed under the Securities Act of 1933 (the “Securities Act”) on July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to an Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors, and Wilmington Trust FSB, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of certain 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer being made pursuant to the Registration Statement.

In rendering this opinion we have examined and relied upon copies of such records of BCF of Maine, certificates of public officials, and other documents as we have deemed relevant and necessary as a basis for this opinion, including (i) the Articles of Organization of BCF of Maine on file with the Maine Secretary of State, (ii) the Limited Liability Company Agreement of BCF of Maine, as filed as Exhibit 3.102 to the Registration Statement, (iii) the Indenture, as filed as Exhibit 4.8 to the Registration Statement, including the proposed Form of Note and Form of Notational Guarantee included as exhibits to the Indenture, and (iv) resolutions of BCF of Maine with respect to the issuance of its Guarantee, adopted by the Issuer pursuant to a Written Consent of Sole Member dated as of November 2, 2010. In such examination, we have assumed the genuineness of all signatures (including those by persons acting on behalf of the Issuer and BCF of Maine), the legal capacity of all signatories (again, including those acting on behalf of the Issuer and BCF of Maine), the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals of such documents.

We wish to note that we have been retained as counsel specifically for this transaction and had not previously represented BCF of Maine. For purposes of this opinion, we have relied without independent verification upon representations of the Issuer that it is the sole member of

BCF of Maine. We also have assumed that the Exchange Notes, the Guarantees, and the Indenture are valid and binding agreements of all parties thereto other than BCF of Maine.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (a) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium, or other similar law affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (c) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions, and limitations and the further limitations set forth below, we are of the opinion that:

1.	BCF of Maine is validly existing, has the power to create the obligations evidenced by the form of Guarantee, and has taken the required steps to authorize entering into its Guarantees.

2.	When (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantees from BCF of Maine will be the validly issued and binding obligation of BCF of Maine.

We express no opinion herein concerning any laws other than the laws of the State of Maine. We note that under Section 12.8 of the Indenture, the Guarantees are to be governed by the internal laws of the State of New York, and all Guarantors (including BCF of Maine) have agreed to irrevocably submit to the jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Exchange Notes, the Guarantees, or the Indenture. Our opinion regarding Maine law extends to the enforceability of that Section 12.8. We have not, however, made any independent assessment of the validity of the Indenture or the Guarantees under the internal laws of the State of New York, and for purposes of this opinion have assumed that all obligations of a Guarantor under its Guarantees are enforceable in accordance with their terms under the internal laws of the State of New York, once the Guarantees are duly authorized, executed, authenticated, and issued by the relevant Guarantor.

We also express no opinion herein concerning compliance with any applicable securities laws or regulations.

Our advice on every legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the State of Maine. The manner in which any particular issue relating to the opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement pursuant to Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We also hereby consent to use of our name under the heading “Legal Matters” in the Prospectus to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Verrill Dana, LLP

VERRILL DANA, LLP

GSF/MKG